EXHIBIT 99.1
IR Contact:
Gitanjali Jain Ogawa
The Trout Group, LLC
646-378-2949
gogawa@troutgroup.com
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Lion Biotechnologies Issues Letter to Shareholders

LOS ANGELES, February 3, 2014 -- Lion Biotechnologies, Inc. (OTCQB: LBIO) announced that Chairman and CEO, Manish Singh, Ph.D., has issued the following letter to the shareholders.

Dear Shareholders,

When Lion Biotechnologies merged with Genesis in July 2013, the company had a strong scientific and clinical research position, but lacked the business infrastructure and financial resources to fully leverage it.  Six months later, we have a solid balance sheet, a team of seasoned executives, and the backing of some of the most respected names in life science investing.

As we enter 2014, we also have ambitious plans to advance and deepen our pipeline as we continue to expand operations and explore strategic business development opportunities.  Following is a summary of the progress we made over the last six months, as well as an overview of our objectives for 2014.

2013 Highlights

To improve our profile in the investment community, we enacted a 1-for-100 reverse stock split in September that brought our share price to a more attractive level for institutional investors, while reducing our outstanding common shares from 1.5 billion to 15 million, thereby providing a more attractive capital structure.  We also changed the company name from Genesis Biopharma to Lion Biotechnologies, reflecting the transition to a new management team and board of directors, and more importantly, the adoption of a broader growth strategy.

In November, we raised $21.6 million (net) in a private financing with institutions and accredited investors,  including Quogue Capital LLC, Perceptive Advisors LLC,  VenBio Select Advisor, Three Arch Opportunity Fund, and Broadfin Capital LLC.  We believe this capital is sufficient to continue building a top-tier management team, expand our licensed patent portfolio, establish manufacturing capability, and fund clinical trials planned in multiple indications well into 2015.  Our company’s prior substantial debt has also been retired, further strengthening our financial position.

Finally, we added two key executives to our management team late last year: Peter Ho, Ph.D., MBA, director of business development; and James Bender, Ph.D., vice president of product development and manufacturing.  Both bring to Lion distinguished business and clinical development expertise that will play a significant role in the advancement of Lion’s growth strategy.

2014 Outlook

Over the next 12 months, we intend to advance and report on various clinical trials and R&D programs that will demonstrate the potential of tumor infiltrating lymphocyte (TIL) based therapies and advanced TIL technology that we are developing.

Clinical Progress

Second Phase 2 clinical trial  --  We expect to provide an update in the first quarter on enrollment in a second Phase 2 trial under our cooperative research and development agreement (CRADA) with NCI.  A prior Phase 2 trial, which was conducted at NCI between 2003 and 2011, demonstrated a 49% objective response rate (ORR) when TILs were given after treating patients with chemotherapy to ablate their immune system.  Importantly, when Total Body Irradiation (TBI) was added to this regimen, the ORR increased to 72%. We are optimistic that results of this second, randomized trial comparing the impact of TBI on TIL therapy will further validate the results from the previous study.

Combination trials: Zelboraf + TILs  --   In the second or third quarter, we expect to report initial data from another  trial combining TILs with Zelboraf as a first line treatment for melanoma, which is also being conducted at NCI.  Although BRAF inhibitors such as Zelboraf have shown good tumor regression results, a resistant population appears to grow very rapidly, and within 6-9 months almost all patients experience recurring tumor growth. We believe there may be an opportunity to combine TILs with Zelboraf to significantly delay tumor progression in patients with the BRAF mutation.

Combination trials: TILs + Checkpoint inhibitors  --  Bristol-Myer Squibb’s Yervoy and anti-PD1 antibodies have proven highly effective in “taking the brakes off T-cells” by blocking or turning off a natural inhibitory mechanism.  Two investigator-sponsored pilot trials are being conducted by Moffitt Cancer Center combining TILs with either PD-1 or Yervoy as a first line treatment for metastatic melanoma.  Although we are not directly involved in running these combination trials, we expect to see significant improvements in the clinical efficacy when data from these trials is reported later this year. If the clinical efficacy data reflects the improvements we expect to see we intend to move this into larger company sponsored clinical trials.

Next Generation TILs  --   We are working with NCI under our CRADA  on the development of a technology that allows for selection of T-cells that exhibit the greatest anti-tumor activity.  Fewer of these more potent T-cells are needed to achieve the same effect, potentially resulting in a faster and less expensive treatment.

Business Development

Licensing of Intellectual Property  --  Our plan is to license the new “next-generation” TILs technology from NCI/NIH within the next 3-6 months to support further clinical development of specific treatments for melanoma and strengthen our intellectual property portfolio.

Development Partnerships  --  As data from the trials discussed above are generated and published, we believe there will be significant interest from pharmaceutical companies (including those developing checkpoint inhibitors) in using T-cells to develop new treatments.   Because Lion Bio is the only public company solely focused on T-cell based therapies, we expect to attract significant interest in potential partnering and other strategic business development opportunities.

Stock Market Uplisting -- Lion Bio currently meets the share price and shareholder equity criteria for listing its common stock on a national exchange, either Nasdaq or the New York Stock Exchange MKT market.  Based on other requirements that we expect to satisfy in the coming months, we expect to be eligible for listing in the second half of 2014.

While we are currently focused on metastatic melanoma, we believe that over time the T-cell technology that we are developing can be used to develop treatments for other difficult cancers, including ovarian and lung cancer.  We are excited to be playing an important role in the development of TIL-based immunotherapies, which we believe have the potential to become a standard of care in eradicating cancer.
In closing, I would like to thank you, our shareholders, for helping to put Lion in a position to build on its exceptional scientific foundation.  I look forward to reporting on our progress during 2014.
Sincerely,

Manish Singh, Ph.D.
Chairman and Chief Executive Officer

About Lion Biotechnologies
Lion Biotechnologies, Inc. is engaged in the development of T-cells and engineered T-cells for the treatment of various cancers.  The company's lead product candidate is a ready-to-infuse autologous T-cell therapy utilizing tumor-infiltrating lymphocytes (TILs) for the treatment of patients with Stage IV metastatic melanoma, and is based on a clinical CRADA with the National Cancer Institute along with physician-sponsored investigational therapy at the MD Anderson Cancer Center and the H. Lee Moffitt Cancer & Research Institute. For more information, please visit http://www.lionbio.com.

Forward-Looking Statements

This shareholder letter contains forward-looking statements that are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements regarding clinical results, our ability to enter into additional licenses or strategic partnerships, our ability to change the market on which our common stock is listed, and other such expectations and results. No forward-looking statement can be guaranteed and actual results may differ materially from those we expect. Development of new product candidates cannot be guaranteed, and there can be no guarantee that any particular product candidate will become a commercial product.  The scientific information discussed in this letter is preliminary and investigative. Forward-looking statements involve significant risks and uncertainties, including those discussed and more fully described in the Securities and Exchange Commission reports filed by us, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and Form 8-K.  Please refer to Lion Biotechnologies, Inc.'s most recent Forms 10-K, 10-Q and 8-K for additional information on the uncertainties and risk factors related to our business. Unless otherwise noted, Lion Biotechnologies, Inc. is providing this information as of February 3, 2014, and expressly disclaims any duty to update information contained in this letter.